Exhibit 10.12

REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN***.

English translation of the executed copy

Purchase Agreement

No.: 20060308

Buyer: Shenyang Sunshine Pharmaceutical Co., Ltd (hereinafter “Sunshine Company”)

Seller: Invitrogen Hong Kong Co., Ltd. (hereinafter “Invitrogen Company”)

The Buyer and the Seller agree as follows through full negotiations:

1.	Invitrogen US Inc. shall produce BPT-6 culture medium according to the formulation provided by Sunshine Company, and Invitrogen Company, the branch of Invitrogen US Inc. in the Asia-Pacific region, shall be responsible for entering into this agreement and delivering the goods.

2.	The formulation of BPT-6 culture medium is a piece of intellectual property of Sunshine Company, and Invitrogen Company hereby guarantees that it may not disclose any information about the culture medium to any third party.

3.	Quantity, price and amount of the ordered product:

a.	Sunshine Company places an order of 285 barrels of BPT-6 culture medium without blood serum (Totally 285 barrels).

b.	Invitrogen Company shall provide BPT-6 culture medium without blood serum to Sunshine Company at the fixed price of USD*** per 50L (50L/barrel), and Invitrogen Company shall collect the freight charge for this batch of ordered products at amount of USD 1000.00, which is the CIF price to Shenyang.

c.	The total amount of the ordered products is 285 X *** + 1000 = *** to be paid to Invitrogen Company).

4.	Invitrogen Company guarantees to provide the products with stable quality to Sunshine Company and offer all-round technical support and after-sales service.

5.	Invitrogen Company shall be responsible for transporting the goods to Shenyang Port. In case that the goods are damaged due to transportation, Invitrogen Company shall be solely liable therefor. Sunshine Company shall be responsible for Customs declaration and receipt of goods and paying all relevant expenses (including without limitations to tariff, value-added tax and commissions). The transportation within the PRC and its related expenses shall be undertaken by Sunshine Company.

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REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN***.

6.	Within 15 days after this agreement becomes effective, Sunshine Company shall pay 30% of the payment for goods in advance to the account designated by Invitrogen Company; the payment shall be remitted to the following account:

The Hong Kong and Shanghai Banking Corporation

Texaco Road Branch

U.S $A/C No.: 004-195-1-600244

H.K.S A/C No.: 004-018-229831-001

Namely USD *** (T/T)

7.	Term of delivery: The products shall be delivered to the Shenayng Port within 3 months after the later of the date on which this agreement is signed or the date on which Invitrogen Company receives 30% of the payment for goods. After the products are accepted by Sunshine Company, Sunshine Company shall pay the remaining 70% of the payment for goods and the freight charge, which shall be USD*** to the account designated by Invitrogen Company by T/T.

8.	In case that the products are not accepted by Sunshine Company upon inspection, Sunshine Company has the right to reject the goods or exchange the goods. In case the products are rejected, Invitrogen Company shall return the 30% down payment for goods to Sunshine Company, and the seller shall be responsible for paying the freight charge in connection with transportation of the goods so rejected.

9.	Sunshine Company promises to keep the price of goods in confidence and not to resell the products of Invitrogen Company to any third party.

The culture medium mentioned in this agreement was in form of common dry powder.

Any matter not covered hereunder shall be settled by both parties through friendly negotiation.

This agreement shall become effective after it is signed by both parties.

Buyer: Shenyang Sunshine Pharmaceutical Co., Ltd. (seal)
/s/: Hu Nai
Signed on: March 8, 2006

Seller: Invigrogen Hong Hong Co., Ltd. (seal)
/s/: Yan Xiaojun
Signed on: March 8, 2006

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CONFIDENTIAL TREATMENT

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